EXHIBIT 10.42

STATE OF SOUTH CAROLINA	)
	)	SUBLEASE AGREEMENT
COUNTY OF GREENVILLE	)

          THIS SUBLEASE AGREEMENT (“Sublease”) is made and entered into to be effective as of this 19th day of August, 2002, by and among Jack E. Shaw (the “Landlord”), Nuevo Latino Investment Company, LLC, a South Carolina limited liability company (“Lessee”), and CapitalBank, a South Carolina banking corporation (“Sublessee”).

          WHEREAS, the Lessee and Landlord entered into that certain Lease Agreement dated effective as of August 15, 2002 (the “Lease”), with respect to that certain premises located at 2520 Wade Hampton Blvd., Greenville, South Carolina 29615 (the “Premises”);

          WHEREAS, Lessee and Sublessee entered into that certain Branch Development Agreement dated as of August 19, 2002 (the “Branch Development Agreement”), concerning the development of a branch bank of Sublessee to be located at the Premises; and

          WHEREAS, Sublessee desires to sublease from Lessee, and Lessee desires to sublease to Sublessee, the Premises pursuant to the terms and conditions set forth herein.

          NOW THEREFORE, in consideration of the mutual covenants herein contained, and good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.	BASIC LEASE PROVISIONS.

A.	Property Address: 2520 Wade Hampton Blvd., Greenville, South Carolina 29615.

B.	Sublessee’s Address (for notices): CapitalBank, P.O. Box 218, Greenwood, South Carolina 29648 Attn. R. Wesley Brewer

C.	Lessee’s Address (for notices): P.O. Box 87, Greenville, South Carolina 29602 Attn. James R. Rogers, Jr.

E.	Landlord: Jack E. Shaw.

F.	Landlord’s Address (for notices and rental payments): P.O. Box 5835, Greenville, South Carolina 29606.

G.	Identification of Lease and all amendments thereto: Lease Agreement dated as of August 15, 2002, and Rules and

Regulations, a copy of which are attached hereto as Exhibit A and incorporated herein by reference.

H.	Sublease Term: The initial term of this Sublease shall commence at 12:01 am on October 1, 2002 (the “Commencement Date”) and end at 11:59 pm on September 30, 2005 (the “Expiration Date”). The term of this Sublease may be extended pursuant to Section 28 hereof.

I.	Sublease Rent paid to Landlord.

J.	Description of Premises: All that certain real property and improvements located thereon at 2520 Wade Hampton Blvd., Greenville, South Carolina 29615.

2. LEASE. Lessee is the tenant under a Lease with the Landlord bearing the date specified in Section 1(F). Lessee represents and warrants to Sublessee that (a) Lessee has delivered to Sublessee a full and complete copy of the Lease and all other agreements between Landlord and Lessee governing the use and occupancy of the Premises, (b) the Lease is as of the date hereof, and shall be as of the Commencement Date, in full force and effect, and (c) no event of default has occurred under the Lease and, to Lessee’s knowledge, no event has occurred and is continuing which would constitute an event of default but for the requirement of the giving of notice and/or the expiration of the period of time to cure.

3. SUBLEASE. Lessee, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of the Sublessee to be performed, hereby subleases to the Sublessee, and the Sublessee accepts from the Lessee, all that certain Premises described in Section 1(I).

4. TERM. The initial term of this Sublease (hereinafter “Term”) shall commence on the Commencement Date and shall expire on the Expiration Date, unless sooner terminated as otherwise provided elsewhere in the Sublease. In the event Sublessee exercises option(s) to extend the term hereof pursuant to Section 28 hereof, the definition of “Term” shall be deemed to include each such option period of such extended term.

5. POSSESSION. Lessee agrees to deliver possession of the Premises on or before the Commencement Date.

6. SUBLESSEE’S USE. The Premises shall be used and occupied only for the lawful purpose set forth in the Lease.

7. RENT. Until the “Branch Opening Date” (as defined below), Lessee shall pay to the Landlord any and all rental payments in accordance with the Lease. Beginning on the “Branch Opening Date” (as defined below), Sublessee agrees to pay the rental payments specified in such Lease for periods after the “Branch Opening Date” (the “Rent”) directly to the Landlord at the address specified in Section 1(E), or to such other payee or at such other address as may be designated by notice in writing from Landlord to Sublessee, without prior demand therefore. Rent shall be prorated for partial months. For purposes of this Sublease, the term “Branch Opening Date” shall means the date the branch to be located at the Premises begins operations to the public as a branch bank of Sublessee. Notwithstanding the foregoing, Sublessee, in addition to the foregoing, hereby agrees on the Branch Opening Date to pay to Lessee an amount equal to the lesser of (a) one and one-half months rent previously paid by Lessee to Landlord under the Lease, or (b) the rent previously paid by Lessee to Landlord under the Lease during the period October 1, 2002 through the Branch Opening Date.

8. ADDITIONAL RENT. Commencing on the Branch Opening Date, Sublessee shall pay as additional rent for the period of the Branch Opening Date through the remaining Term of this Sublease, the following expenses:

          A. Real Estate Taxes. Sublessee shall reimburse Landlord for such taxes, assessments and charges imposed or assessed upon the Premises by federal, state, or local government authority in accordance with the terms and Lessee’s obligations set forth in Section 4 of the Lease. Such items shall be prorated as necessary.

          B. Insurance. Sublessee shall reimburse Landlord for such insurance premiums in accordance with the terms and Lessee’s obligations set forth in Section 5(a) of the Lease. Such items shall be prorated as necessary.

          C. Utilities. Sublessee shall pay all charges for electricity, gas, heating, fuel, water, sewer service charges and other utility service used in or rendered or supplied to the Premises through the remaining Term of this Sublease. Such items shall be prorated as necessary. Sublessee shall make such payments directly to the intended recipient thereof. Prorations of such amounts as set forth above shall be based upon bills for the immediately prior period unless actual amounts can be determined. Upon receipt of the actual bill for such period, the party receiving such bill shall promptly forward same to the other party and Sublessee and Lessee shall then make such adjustment and payment as shall be required to make such proration accurate.

9. HAZARDOUS SUBSTANCE REMEDIATION. Notwithstanding anything contained herein to the contrary, Sublessee shall not be required to remediate, purge or remove, or bear the cost of such remediation, purge or removal of, any hazardous substance which contaminated the Premises prior to the commencement of the Term of this Sublease or which existed at the commencement of the Term of this Sublease and worsened through no fault of Sublessee thereafter. In addition, Sublessee shall not be obligated to take actions to prevent such worsening of contamination which existed at the commencement of this Sublease. Lessee shall indemnify Sublessee and hold Sublessee harmless from any and all liability, claim, injury, damage, penalty, or cost, (including reasonable attorney’s fees) arising out of third party claims or assertions resulting from any hazardous substances existing on the Premises as of the Commencement Date. The terms of this Section shall survive the expiration or termination of this Sublease.

10. ALTERATIONS. Sublessee shall not make, or suffer to be made, any alterations of the Premises, or any part thereof, without the written consent of Landlord, which consent shall not be unreasonably withheld.

11. SIGNS AND PARKING. Sublessee shall have the right to use the parking area which is part of the Premises. Sublessee, at its discretion, may erect such signs as it deems necessary or appropriate, so long as the same comply with the Lease.

12. QUIET ENJOYMENT. Lessee represents that it has full power and authority to enter into this Sublease. So long as Sublessee is not in default in the performance of its covenants and agreements in this Sublease, Sublessee’s quiet and peaceable enjoyment of the Premises shall not be disturbed or interfered with by Lessee, or by any person claiming by, through, or under Lessee or under Landlord pursuant to the terms of the Lease.

13. SUBLESSEE’S INSURANCE. As of the date hereof, Sublessee shall procure and maintain, at its own cost and expense, such liability insurance as is required to be carried by Lessee under the Lease, naming Lessee, as well as Landlord as (additional) insureds, in the manner required therein and such property insurance as is required to be carried by Lessee under the Lease to the extent such property insurance pertains to the Premises. Sublessee shall furnish to Lessee a certificate of Sublessee’s insurance required hereunder prior to Sublessee’s taking possession of the Premises.

14. ASSIGNMENT OR SUBLETTING. Sublessee shall not assign this Sublease or sublet the Premises or any part thereof, without the written consent of the Lessee and the Landlord, but said consent shall not be unreasonably withheld provided Sublessee remains liable under this Sublease despite such assignment or sublease.

15. REPAIRS. Lessee hereby represents and warrants that as of the Branch Opening Date, the Premises and improvements thereon shall be structurally sound and in good repair. Subject to Section 9 above, commencing on the Branch Opening Date, Sublessee shall assume, at its own cost and expense, such repair and maintenance obligations of Lessee as set forth in the Lease.

16. FIRE OR CASUALTY OR EMINENT DOMAIN. In the event of a fire or other casualty affecting the Premises, or of a taking of all or a part of the Premises under the power of eminent domain, Lessee shall not exercise any right which may have the effect of terminating the Lease without first obtaining the prior written consent of Sublessee. In the event Lessee is entitled, under the Lease, to a rent abatement as a result of a fire or other casualty or as a result of a taking under the power of eminent domain, then Sublessee shall be entitled to such rent abatement.

17. SURRENDER. Subject to Sections 9, 15 and 16 hereof, upon the expiration of this Sublease, or upon the termination of the Sublease or of the Sublessee’s right to possession of the Premises, Sublessee will at once surrender and deliver up the Premises, together with all improvements thereon, to Lessee in good condition, reasonable wear and tear excepted. Sublessee shall surrender to Lessee all keys to the Premises and make known to Lessee the explanation of all combination locks which Sublessee is permitted to leave on the Premises.

18. REMOVAL OF SUBLESSEE’S PROPERTY. Upon the expiration of this Sublease, Sublessee shall removal Sublessee’s articles of personal property incident to Sublessee’s business; provided, however, that Sublessee shall repair any injury or damage to the Premises which may result from such removal, and shall restore the Premises to the same condition as prior to the installation thereof except reasonable wear and tear.

19. HOLDING OVER. Sublessee shall have no right to occupy the Premises or any portion thereof after the expiration of this Sublease or after termination of this Sublease or of Sublessee’s right to possession in consequence of an Event of Default hereunder. In the event Sublessee or any party claiming by, through or under Sublessee holds over, Lessee may exercise any and all remedies available to it at law or in equity to recover possession of the Premises, and to recover damages, including without limitation, damages payable by Lessee to Landlord by reason of such holdover. For each and every month or partial month that Sublessee or any party claiming by, through or under Sublessee remains in occupancy of all or any portion of the Premises after the expiration of this Sublease or after termination of this Sublease or Sublessee’s right to possession, Sublessee shall pay, as liquidated damages and not as a penalty, monthly rental at a rate equal to the Rent payable by Sublessee hereunder immediately prior to the expiration or other termination of this Sublease or of Sublessee’s right to possession.

20. ENCUMBERING TITLE. Sublessee shall not do any act which shall in any way encumber the title of Landlord in and to the Premises, nor shall the interest or estate of Landlord or Lessee be in any way subject to any claim by way of lien or encumbrance, whether by operation of law by virtue of any express or implied contract by Sublessee, or by reason of any other act or omission of Sublessee. Any claim to, or lien upon, the Premises arising from any act or omission of Sublessee shall accrue only against the subleasehold estate of Sublessee and shall be subject and subordinate to the paramount title and rights of Landlord in and to the Premises and the interest of Lessee in the premises leased pursuant to the Lease. Without limiting the generality of the foregoing, Sublessee shall not permit the Premises to become subject to any mechanics’, laborers’ or materialmen’s liens on account of labor or material furnished to Sublessee or claimed to have been furnished to Sublessee in connection with work of any character performed or claimed to have been performed on the Premises by, or at the direction or sufferance of Sublessee.

21. DEFAULTS. Sublessee further agrees that any one or more of the following events shall be considered Events of Default as said term is used herein, that is to say, if:

A.	Sublessee shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Sublessee asking reorganization of Sublessee under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any State, shall be entered, and any such decree or judgment or order shall not have been vacated or stayed or set aside within sixty (60) days from the date of the entry or granting thereof, or

B.	Sublessee shall file, or admit the jurisdiction of the court and the material allegations contained in any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the Federal bankruptcy laws now or hereafter amended, or Sublessee shall institute any proceedings for relief of Sublessee under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension; or

C.	Sublessee shall make assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Sublessee or any of the property of Sublessee; or

D.	Sublessee shall admit in writing its inability to pay its debts as they become due; or

E.	The Premises are levied on by any revenue officer or similar officer; or

F.	A decree or order appointing a receiver of the property of Sublessee shall be made and such decree or order shall not have been vacated, stayed or set aside within sixty (60) days from the date of entry or granting thereof; or

G.	Sublessee shall abandon the Premises during the Term hereof; or

H.	Sublessee shall default in any payment of Rent required to be made by Sublessee hereunder when due as herein provided and such default shall continue for three (3) days after notice thereof in writing to Sublessee; or

I.	Sublessee shall by, its act or omission to act, cause a default under the Lease and such default shall not be cured within the time, if any permitted for such cure under the Lease; or

J.	Sublessee shall default in any of the other covenants and agreements herein contained to be kept, observed and performed by Sublessee, and such default shall continue for ten (10) days after notice hereof in writing to Sublessee.

22. REMEDIES. Upon the occurrence of any one or more Events of Default, Lessee may exercise any remedy against Sublessee which Landlord may exercise for default by Lessee under the Lease.

23. NOTICES AND CONSENTS. All notices, demands, requests, consents or approvals which may or are required to be given by either party to the other shall be in writing and shall be deemed given when received or refused if sent by United States registered or certified mail, postage prepaid, return receipt requested or if sent by overnight commercial courier service (a) if to Sublessee, addressed to Sublessee at the address specified in Section 1(B), or at such other place as Sublessee may from time to time designate by notice in writing to Lessee, or (b) if for Lessee, addressed to Lessee at the address specified in Section 1(C), or at such other place as Lessee may from time to time designate by notice in writing to Sublessee. Each party agrees promptly to deliver a copy of each notice, demand, request, consent or approval from such party to Landlord and promptly to deliver to the other party a copy of any notice, demand, request, consent or approval received from Landlord. Such copies shall be delivered by certified or registered mail, return receipt requested. Sublessee may rely upon any notice, consent or approval given in writing by Lessee’s agent or attorney.

24. PROVISIONS REGARDING SUBLEASE. This Sublease and all the rights of parties hereunder are subject and subordinate to the Lease. Each party agrees that it will not, by its act or omission to act, cause a default under the Lease. Accordingly, in order to afford to Sublessee the benefits of this Sublease and of those provisions of the Lease which by their nature are intended to benefit the party in possession of the Premises, and in order to protect Lessee against a default by Sublessee which might cause a default or event of default by Lessee under the Lease:

A.	Lessee shall perform its covenants and obligations under the Lease which do not require for their performance possession of the Premises and which are not otherwise to be performed hereunder by Sublessee on behalf of Lessee.

B.	Lessee shall not agree to amendment to the Lease unless Lessee shall first obtain Sublessee’s prior written approval thereof.

C.	Lessee hereby grants to Sublessee the right to receive all of the services and benefits with respect to the Premises which are to be provided by Landlord under the Lease. Except as provided in the Lease, Lessee shall have no duty to perform any obligations of Landlord which are, by their nature, the obligation of owner or manager of real property. Lessee shall have no responsibility for or be liable to Sublessee for any default by Landlord of any of its obligations under the Lease, nor shall such default by Landlord affect this Sublease or waive or defer the performance of any of Sublessee’s obligations hereunder except to the extent that such default by Landlord excuses performance by Lessee, under the Lease. Notwithstanding the foregoing, the parties contemplate that Landlord shall, in fact, perform its obligations under the Lease and in the event of any default or failure of such performance by Landlord, Lessee agrees that it will, upon notice from Sublessee, make demand upon Landlord to perform its obligations under the

Lease and, provided that Sublessee specifically agrees to pay all costs and expenses of Lessee and provides Lessee with security reasonably satisfactory to Lessee to pay such costs and expenses, Lessee will take appropriate legal action to enforce the Lease.

25. DEFAULT BY LESSEE. If at any time during the Term hereof, Lessee shall default in any of its obligations under this Sublease or the Lease, Sublessee may give written notice to Lessee of its intention to terminate the Sublease together with a statement of the nature of such default, and such termination shall become effective on the thirtieth (30th) day after the date of such notice unless such default shall be cured within thirty (30) days after such notice.

26. BROKERAGE. Each party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease.

27. FORCE MAJEURE. Neither party shall be deemed in default with respect to any of the terms, covenants and conditions of this Lease on their part to be performed, if their failure to timely perform same is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, acts of terrorism, shortages, accidents, casualties, acts of God, delays caused by the other party or its agents, employees and invitees, or any other cause beyond such party’s reasonable control.

28. OPTION FOR EXTENDED TERM. Provided Sublessee is not in default under the terms and provisions hereof, the term of this Lease may be extended, at the option of Sublessee for the three (3) additional terms of one year (1) each as set forth in Section 36 of the Lease. In the event Sublessee gives Lessee written notice of Sublessee’s desire to extend the term of the Lease not less than sixty-five (65) days immediately prior to the expiration of the then expiring term, Lessee shall timely deliver notice to Landlord of its desire to exercise the option to extend the term as set forth in Section 36 of the Lease. Such extended term hereunder shall be upon the same terms, covenants and conditions as provided in this Sublease except that the Rent payable hereunder for such extended term shall be equal to the amount payable to Landlord pursuant to Section 36 of the Lease.

29. TERMINATION. Notwithstanding anything contained herein to the contrary, the Term of this Sublease shall terminate upon the first to occur of the following:

a) The mutual written consent of Lessee and Sublessee;

b) In the event of the termination of the Branch Development Agreement, Sublessee may, in its sole discretion, terminate this Sublease upon written notice to Lessee in accordance with Section 23 hereof; or

c) Upon the closing of the sale of the branch to be located at the Premises pursuant to that certain option set forth in Section 13 of the Branch Development Agreement.

30. MISCELLANEOUS PROVISIONS.

          a) The captions appearing in this Sublease are inserted only as a matter of convenience and in no way define, limit, or affect the scope or intent of such Paragraphs or Sections of this Sublease. Any gender used herein shall be deemed to refer to any other gender. The use of singular herein shall be deemed to include the plural and, conversely the plural shall be deemed to include the singular.

          b) Time is of the essence in this agreement.

          c) This agreement shall be construed and interpreted under the laws of the State of South Carolina.

          d) Nothing herein contained shall be deemed to require the Sublessee to pay or discharge any liens or mortgages of any character whatsoever which may be placed upon the Subleased Premises by the act of the Lessor, or to perform or pay for any of Lessor’s obligations herein.

31. LANDLORD’S CONSENT. Lessee and Sublessee hereby agree that this Sublease and Landlord’s consent hereto shall not: (a) create privity of contract between Landlord and Sublessee, or (b) be construed as a waiver of Landlord’s right to consent to any assignment of the Lease by Lessee or any further subletting of Premises pursuant to the Lease, or as a waiver of Landlord’s right to consent to any assignment by Sublessee of this Sublease or any subletting of the Premises or any part thereof.

          The parties have executed this Sublease as of the day and year first above written.

LESSEE:

NUEVO LATINO INVESTMENT COMPANY, LLC, a South Carolina limited liability company

By:	/s/ MIGUEL BANDA (SEAL)
Name: Title:	Miguel Banda Member, Chairman of the Board

SUBLESSEE:

CAPITALBANK, a South Carolina banking corporation

By:	/s/ WILLIAM G. STEVENS (SEAL)
Name: Title:	William G. Stevens President and Chief Executive Officer

[LANDLORD’S CONSENT ATTACHED]

LANDLORD’S CONSENT

          1. The undersigned Landlord hereby consents to this Sublease in accordance with the terms and conditions thereof.

          2. Landlord hereby agrees that a copy of all notices sent to Lessee pursuant to the Lease shall simultaneously be sent to Sublessee at the address set forth in Section 1(B).

LANDLORD:

/s/ JACK E. SHAW (SEAL)
Jack E. Shaw

Date: August 15, 2002

EXHIBIT A

LEASE AGREEMENT

STATE OF SOUTH CAROLINA	)

COUNTY OF GREENVILLE	)

This Lease Agreement, made this 15TH day of August, 2002 between Jack E. Shaw (hereinafter called Lessor) and Nuevo Latino Investment Company, LLC (hereinafter called Lessee).

1. Lessor agrees to lease to Lessee and. Lessee agrees to lease the premises situated in the County of Greenville and the State of South Carolina, and more specifically described as follows:

2520 Wade Hampton Boulevard Greenville, S.C. 29615

for a term of three (3) years beginning on the 1st day of October, 2002, and ending on the 30th day of September, 2005.

2. Base rent for the premises, which Lessee agrees to pay, shall be at the annual rate of Forty Two Thousand and no/100 ($42,000.00) Dollars. Rent is payable in advance on the first day of each month, in equal monthly installments of Three Thousand Five Hundred and no/100 ($3,500.00) Dollars to the office of Jack E. Shaw, Post Office Box 5835, Greenville, SC 29606.

3. Premises shall be used for the purpose of a bank and no other. Lessee agrees not to use premises for any illegal purposes, to violate any regulation of any governmental body or to create any nuisance or trespass to others.

4. All taxes, assessments and charges on land and improvements upon the demised premises shall be promptly paid as follows:

Year One -	Lessee to pay 1/2 and Lessor to pay 1/2 of total amount due.
Year Two -	Lessee
Year Three -	Lessee

Lessee shall reimburse Lessor within thirty (30) days after receipt of written notice, its proportionate share of said taxes and assessments. Past due payments shall accrue interest at the rate of 1.5% per month.

5. (a) All premiums for fire and extended coverage insurance shall be promptly paid as follows:

Year One -	Lessee to pay 1/2 and Lessor to pay 1/2 of total amount due.
Year Two -	Lessee
Year Three -	Lessee

Lessee shall reimburse Lessor within thirty (30) days after receipt of written notice, its proportionate share of said fire and extended coverage insurance. Past due payments shall accrue interest at the rate of 1.5% per month.

          (b) Lessee shall carry at its own expense and pay all premiums for insurance to cover its personal property, trade fixtures and merchandise contained within the structure. Lessee will also carry and keep in force a policy of comprehensive public liability insurance, including property damage, with respect to the leased premises. This policy shall provide at least the following limits: not less than Five Hundred Thousand Dollars ($500,000.00) in respect to one injury and in respect to any one accident. In addition to the Lessee, the policy shall also name the Lessor as an additional insured at the cost of the Lessee. Lessee shall, upon demand, deliver to the Lessor from time to time a certificate or other evidence that this public liability insurance coverage is being maintained by the Lessee.

          (c) With regard to the insurance coverage to be maintained by the Lessor as set forth in 5(a) above, if the Lessee, by reason of its use of the premises, cause an increase in the insurance rates of the Lessor, Lessee will compensate the Lessor by paying additional rent to equal the amount of the increase in the rate caused by the Lessee’s use. This amount shall be due and payable to the Lessor on the first day of the month immediately following any such increase. In any such instance, however, the Lessee will be given the opportunity to eliminate the rate increase, if it is possible to do so, by complying with recommendations of the Lessor, Lessor’s agent, Lessor’s insurance company, or any other authorized regulatory body.

6. The Lessee agrees to pay all charges for electricity, gas, heating, fuel, water, sewer service charges and any other utility charges used in the premises.

7. It is understood and agreed that upon execution of this lease, Lessor will grant permission for Lessee to sublease to an FDIC insured financial institution. It is understood and agreed that the above financial institution will forward the monthly lease payments directly to the Lessor.

          The Lessee, nevertheless, shall remain responsible to Lessor under all terms and conditions of this lease including, among other responsibilities and without limiting such responsibilities, the obligation to pay to the Lessor the difference between the rent due under the terms of this lease and any lesser amount due under the provisions of the sub-lease or assignment.

          All notices given to Lessee shall also simultaneously be given to Sub-lessee at:

Att: William G. Stevens 1402-C Highway 72 Post Office Box 218 Greenwood, SC 29649

8. Lessee agrees that it has examined and is familiar with the condition of the premises and will accept the premises in its present state of condition and repair unless otherwise agreed upon in this lease. See Section 38, Additional Provisions.

9. Possession to take place upon full execution of Lease Agreement.

10. The Lessee may make minor alterations without first receiving written permission from Lessor. Any major cosmetic and all structural changes must have written permission from Lessor. All additions, including but not limited to, carpet, tile, wall covering, ceiling tile, shelving, partitioning, doors, and fixtures will become part of the leased premises and will remain intact at the end of this lease.

          Store and office furniture and trade fixtures which are readily removable without injury to the premises may be removed at the end of this lease provided all other conditions of the lease have been satisfied. Any injury to the floors, walls or ceilings caused by removal of such trade fixtures will be repaired at the Lessee’s expense by the Lessee at the time that such trade fixtures are removed.

11. The Lessor agrees to maintain the structural components of the building to include the roof, foundations, and exterior walls (exclusive of glass, plate glass doors, and door mountings). Lessor is under no obligation to inspect the premises to find defects. Lessee will within a reasonable time report to the Lessor any defective condition known to Lessee which the Lessor is required to repair. Failure to report such defects shall make Lessee responsible to Lessor for any liability incurred by Lessor by reason of such defect.

12. The Lessee agrees to keep and maintain the premises at its sole expense in a good state of condition and repair except those items referred to in paragraph 11. The Lessee also agrees to keep all fixtures pertaining to the heating*, air conditioning*, ventilating, electrical, plumbing, and sprinkler systems (if any) in good order and repair at its sole expense. It is understood that there will be no default as long as Lessee begins any maintenance obligations (repairs) within 10 days after written notice is given by Lessor. *Lessee must have a maintenance contract in place with at least two service calls per calendar year. As long as maintenance contract is in place, Lessor will be responsible for major heating or air conditioning repairs (replacing compressor or fan motor).

          The Lessee also agrees to re-decorate, paint, and renovate the premises as may be necessary to keep them in proper condition and good appearance. If any portion of the leased premises is on the ground level, the Lessee agrees to keep the sidewalks on front of the ground level portion clean and free of obstruction.

          The Lessee agrees to return the premises at the end of the lease term in at least as good condition as premises were when first leased, normal wear and tear accepted.

13. The Lessee may place or attach to the premises signs or other such identification as needed. Any signs or other form of identification allowed must conform to City or County ordinances governing at the time.

          Any damage caused to the premises by the Lessee’s erecting or removing such signs will be repaired promptly by the Lessee at the Lessee’s expense.

          The Lessee also agrees to have any window or glass identification completely removed and cleaned at its expense promptly upon vacating the premises.

14. The Lessor will give Lessee at least one key to the premises at the beginning of this lease. The Lessee agrees to account for all keys provided or duplicated and to return all keys to Lessor at once at the end of the lease period. The Lessee agrees that the Lessor or his Agent may keep a master key or passkey to the premises in accordance with paragraph 22 of this lease. When the premises were leased, one (1) key was given to the Lessee.

15. All personal property moved into the premises by the Lessee shall be at the risk of the Lessee or the owners of the personal property. The Lessee agrees that the Lessor shall not be liable for any damage, loss, or theft of personal property from any cause.

16. N/A

17. The Lessee agrees not to abandon or vacate the premises during the period of this lease without the Lessor’s prior written approval.

18. The Lessee agrees to pay rent at the time, in the amount, and in the manner as agreed upon in Paragraph 2 of this lease. The Lessee also agrees that rent shall be due at the specified time without any notice, bill, reminder, or demand from the Lessor or the Lessor’s Agent.

          It is mutually agreed that any one or more of the following enumerated events shall constitute and be referred to as a “Default”:

          (a) Any failure by Lessee to pay rent to Lessor within three (3) days after Lessee’s receipt of written notice from Lessor.

          (b) In the event Lessee pays any rent charge, fee or other amount due under the terms of this lease later than the fifth day after the date when due, Lessee shall pay, as additional rent, Fifty Dollars ($50.00). For each day after the fifth day such payment is in arrears, an additional amount of Ten Dollars ($10.00) shall be paid to Lessor as additional rent. This provision shall not prevent Lessor from exercising any other remedy herein provided in the event of any default by Lessee.

          (c) If the Lessee fails to perform any of the terms or provisions of this lease other than paying rents when due, and fails to cure such default within ten (10) days after receiving written notice of default from the Lessor or the Lessor’s Agent; or

          (d) If the Lessee is declared bankrupt or insolvent by judicial decree; or

          (e) If the Lessee takes the benefit of any federal reorganization or composition proceedings; or

          (f) If the Lessee makes a general assignment for benefit or creditors; or

          (g) If the Lessee’s leasehold interest in this lease is sold under any process of law; or

          (h) If a trustee in bankruptcy or a receiver is appointed or elected for the Lessee; or

          (i) If the Lessee abandons the premises; or

          (j) If any materialman’s mechanic’s, or other lien is filed against the leased premises in connection with any improvements, alterations, or additions made by Lessee pursuant to paragraph 10 of this lease and the Lessee is responsible for the cost of the improvements, alterations, or additions but allows the lien or liens to stand against the leased premises and does not secure the discharge of the property from such liens by filing an appropriate bond pursuant to applicable law. If Lessee does file a bond and elects to contest the liens, there shall be no default pending final determination of such disputed matter; then, and in any of the above events, the Lessor at its option may at once terminate this lease by giving written notice to the Lessee. (Notice to terminate in any of the above events may also be given by the Lessor’s attorney or agent.)

          Upon such termination by the Lessor, the Lessor or its Agents shall have the right to enter the premises, by force if necessary without being liable for trespass, forcible entry or other tort, to re-take possession of the premises, remove all persons and personal property from the Lessee if the Lessor so desires, and to place a “For Rent” or “For Lease” sign in a place where the sign would be most likely seen by the public.

          If termination occurs under any of the above events, the Lessee agrees to grant to the Lessor a lien (in addition to any statutory lien or right to distress that may exist) on all of Lessee’s personal property in or around the premises to secure payment of rent and performance of the other conditions of this lease which are in default.

          In the event this Lease shall be terminated by summary proceedings or otherwise, or if the premises shall have been abandoned, or whether or not the premises have been relet, the LESSOR shall be entitled to recover from the LESSEE, in addition to any damages which may be provided by law, the following:

AN AMOUNT EQUAL TO ALL EXPENSES, IF ANY, INCLUDING REASONABLE ATTORNEY’S FEES, INCURRED BY THE LESSOR

IN RECOVERING POSSESSION OF THE PREMISES, AND ALL REASONABLE COSTS AND CHARGES FOR THE CARE OF THE PREMISES WHILE VACANT.

19. In the event of a default as described in paragraph 18 above, then Lessor, besides any other rights or remedies it may have, may at Lessor’s option (a) declare the full rental for the entire term immediately due and payable without prejudice to any other remedies in law or equity available to Lessor, or (b) have the immediate right to re-entry and take possession of the demised premises immediately and to hold the premises with the full right to recover front the Lessee all past due rents and any and all damages, including attorney’s fees, as a result of the default. Lessor upon re-entry, may remove all persons and property and store all property in a public warehouse or elsewhere at the cost and for the account of the Lessee. Additionally, the Lessor shall be able to utilize all other rights and remedies available to Lessor under the laws of the State of South Carolina.

20. Should Lessee default as set out in paragraph 18, Lessor may elect to re-enter the leased premises and attempt to re-let the premises. Lessor’s only responsibility shall be to offer the premises for rent and make the usual and normal efforts to re-let the premises. Lessee shall be liable for any deficiency between the amount of rental received, if any, and the amount which the Lessee is obligated to pay under this lease and for any other damages, including attorney’s fees, suffered by Lessor.

21. In addition to Lessor’s right to re-enter and relet the premises, Lessor may elect, upon a default, to terminate this Lease Agreement immediately. In such event, this lease shall be regarded as canceled as of the date the Lessor serves notice of Lessor’s election to terminate to Lessee. Lessee shall remain liable to Lessor for all rentals, charges and payments accrued to the time of such termination.

          The Lessor’s right to terminate this lease is in lieu of and not in addition to any other rights or causes of action that Lessor may have against the Lessee because of a default by the Lessee. If Lessor does not elect to terminate the lease as above provided, then Lessor shall utilize and pursue such other rights as it may have against the Lessee under other terms of this lease, the laws of the United States or the City, County and State in which the leased premises are located.

22. The Lessee shall notify the Lessor or its agent at once in the event of any fire or other casualty to the leased premises.

          If the leased premises be totally destroyed by fire or other casualty or damaged to such an extent that they become wholly unfit for occupancy under existing building codes and regulations, then this lease may be terminated by either party by giving written notice within thirty (30) days after the occurrence of such fire or other casualty.

          If the leased premises, however, are damaged by fire or other casualty but may be repaired within ninety (90) days from the date of the damage (it being agreed that if such rebuilding or repairs cannot be completed within the ninety (90) day period) but the Lessor commenced the rebuilding or repair work without unreasonable delay within the ninety (90) day period and completes the rebuilding or repair with due diligence, such damage shall be deemed rebuilt or repaired within the ninety (90) day period, then the Lessor may notify the Lessee within thirty (30) days of the date of the fire or other casualty of its intention to rebuild or make such repairs and may enter the premises as quickly as reasonably possible. In this event rent shall not be due while such rebuilding or repair work is being performed, but shall resume again as soon as the rebuilding or repairs are completed.

          It is agreed that if the premises are damaged only slightly due to fire or other casualty and still fit for occupancy (does not interfere with normal business operations), the Lessor shall repair the damage as quickly as reasonably possible and the Lessee shall continue to pay rent and uphold all other lease provisions.

          The Lessee agrees not to claim any compensation from the Lessor or the Lessor’s insurance company because of any inconvenience, annoyance or business interruption arising from the damage, repair, rebuilding, or alteration of any portion of the building.

23. Lessor indemnifies and holds Lessee harmless (prior to lease commencement) from and against any loss, cost, damage or expense arising out of or relation to any environmental hazard on the property unless due to act or omission of current Lessee. Lessee hereby indemnifies and holds Lessor harmless from and against any loss, cost, damage or expense arising out of or relating any environmental hazard on the property due to the act or omission of the Lessee.

24. If the whole or any part of the property of which the leased premises are a part shall be condemned, taken by court decree or taken by any other lawful authority (including the power of eminent domain), the Lessee shall have no claim or interest in any award or damages or other compensation for such taking.

25. The Lessee, at its sole expense, agrees to observe and comply with all laws, ordinances, rules and regulations of the Federal, State, County and Municipal authorities as may apply to the business conducted by the Lessee on the premises.

26. The Lessee agrees that the Lessor may card the premises “For Sale” at any time and “For Rent” or “For Lease” sixty (60) days prior to the end of this lease. The Lessor may enter the premises at reasonable hours to show same to prospective purchaser or Lessees and to make repairs required of Lessor under the terms of this lease, or to make repairs to Lessor’s adjoining property if any.

27. The Lessee agrees that its rights are subordinate and subject to any bonafide mortgage which now covers the premises or to any bonafide mortgage which may be placed on the premises any time in the future by the Lessor and will sign any Lease Subordination Agreement or Estoppel Agreement at the Lessor’s request.

28. The Lessee agrees that no waiver of any condition of this lease by the Lessor whether implied or in writing shall constitute any further waiver by the Lessor of any other condition of this lease. The rights and remedies created by this lease are cumulative and the use of one remedy does not exclude or waiver the right to the use of another.

29. It is agreed that the use of the leased premises is subject to any applicable zoning ordinances or regulations and set back lines of any governmental authority.

30. Time is of the essence of this agreement.

31. It is agreed that all notices regarding this lease shall be sent by certified or registered mail to:

(a)	Notice to Lessor:

Jack E. Shaw Post Office Box 5835 Greenville, South Carolina 29606

(b)	Notice to Lessee:

Miguel Banda c/o James L. Ropers, Jr. 300 E. McBee Ave., Suite 500 Greenville, South Carolina 29602 (864)242-6440 EIN #01-0676341

32. The Lessee agrees that Lessee will pay all liens of contractors, sub-contractors, machinist, laborers, materialmen, and other like items and will indemnify Lessor against all legal costs and charges, bond premiums for release of liens, including legal counsel fees reasonably incurred in and about the defense of any suit in discharging the said premises or any part from any liens, judgments, or encumbrances caused by Lessee.

33. Subject to the conditions of this lease, the Lessor agrees that the Lessee may peaceably have, hold and enjoy the premises, without hindrance by Lessor or Lessor’s Agent.

34. This lease contains the entire agreement between the parties. It may be modified only by an agreement in writing signed by Lessor and Lessee.

35. The marginal captions contained here are for convenience and reference only and are not a part of this lease or to be constructed as in any manner limiting or amplifying the terms and provisions of this lease.

36. This lease shall bind and have effect to the benefit of the parties named and their respective heirs, executors, administrators, successors and assigns.

37. Lessee will grant to Lessor three (3) one (1) year options. All terms and conditions of the original lease will remain in effect except the rental rate will be as follows:

Year One -	$3,769.12 per month (2 1/2% per year over base year of 9/1/02-8/310/3
Year Two -	$3,863.35 per month (2 1/2% per year over prior year)
Year Three -	$3,959.93 per month (2 1/2% per year over prior year)

Each option shall be exercised by written notice to the Lessor at least 60 days before the expiration of the then current period of the lease.

38. Lessee shall pay all costs of utility services charged and/or assessed by Greenville Water Systems and Western Carolina Regional Sewer Authority.

39. Prior to lease commencement, Lessor will:

(i)	Patch pothole in parking lot.

(ii)	Stripe parking lot.

(iii)	Replace the damaged ceiling tile inside.

(iv)	Check/replace bulbs in parking lot lights.

(v)	Trim tree limbs away from parking lot lights.

(vi)	Cut overgrowth in vacant lot beside bank building.

40. The Lessor agrees to provide and maintain the necessary water supply to the demised premises. The Lessee agrees to pay to the Lessor the minimum charges for typical services established by the proper regulating authorities for water and sewer in effect from time to time.

41. Any rent payment returned by Agent by Bank for insufficient funds or other like reason will incur an additional charge of Twenty-five Dollars ($25.00). Repeated occurrences will upon notification require rent payments to be made by cashiers check or money order only. Additionally, this will be a breach of the covenants, agreements and conditions on the part of the Lessee.

42. Lessee, contemporaneously with the execution of this lease, has deposited with the Lessor the sum of Three Thousand Five Hundred and no/100 ($3,500.00) Dollars receipt-of which is hereby acknowledged by the Lessor as security for the full and faithful performance by the Lessee of all the terms, covenants and conditions of this lease upon the Lessee’s part to be performed, and said sum shall be returned to the Lessee after the time fixed as the expiration date of the term hereof, provided the Lessee has fully and faithfully carried out all of said terms, covenants and conditions on Lessee’s part to be performed.

43. If the Lessee holds over and continues in possession at the conclusion of the lease term, or any extension of the term, without any written agreement as to such possession, Lessor shall agree to such possession by acceptance of additional monthly payments and Lessee shall be considered a Lessee from month to month at a rental amount equal to last payment made under the terms of the written lease or option period and shall be subject to all other terms and conditions of this lease. Such tenancy may be terminated by either party upon the giving of thirty (30) days notice in writing to the other party.

44. In the event any provision of this lease is declared or determined to be invalid under the laws governing this lease, the remaining terms and conditions shall remain in full force and effect and shall be binding on the parties hereto.

45. Rules and Regulations attached hereto are an integral part of this Lease Agreement.

IN WITNESS WHEREOF, the parties named herein have set their hands and seals the year and day first above written.

/s/ JACK E.SHAW LESSOR: Jack E. Shaw
/s/ ANNE BOUCHILLON Witness to Lessor
Nuevo Latino Investment Co., LLC

/s/ MIGUEL BANDA LESSEE: Miguel Banda, President
/s/ W. WALTER WALLER Witness to Lessee

          NOTE: This is a legally binding contract; if not completely understood, we recommend you seek competent advice from your attorney.

RULES AND REGULATIONS

The Lessee agrees to abide by the following Rules and Regulations:

          (1) The sidewalks, roadways, and other public portions of the property shall be used by the Lessee for the purpose of ingress and egress to and from the Premises so demised to the Lessee.

          (2) All waste paper, refuse, and garbage shall be kept by Lessee in metal dumpsters, to be located at the rear of the Property.

          (3) The Lessee shall keep the exterior and interior portions of the building, all windows, doors, and all other glass or- plate fixtures in a clean condition.

          (4) The Lessee shall not keep or permit to be kept on the Premises any inflammable or combustible fluid, chemical, or explosives.

          (5) The Lessee shall not hold any auction, fire, or bankruptcy sale in the Demised Premises.

          (6) The Lessee shall conduct their business in an orderly manner. The Lessee shall not permit noises from the use of any radios, televisions, loud speakers, talking machines, phonographs, or other instruments to reach outside the Premises.

          (7) The plumbing facilities shall be used for the purposes for which they have been constructed, and no foreign substance of any kind shall be thrown therein. The expense of any breakage, stoppage, or damage resulting from a violation of this provision caused by any Lessee, its employees, agents, or invitees shall be borne by such Lessee.

          (8) The Lessor reserves the right to amend, rescind, or waive any of the Rules or Regulations listed above, and further to make such other reasonable rules and regulations as may from time to time seem necessary or desirable for the best interests of the property and any such other and further rules and regulations shall be binding upon the Lessee, with the same force and effect as if they had been set forth herein at the time of the execution of the within Lease.

          (9) Lessee shall not burn any trash or garbage of any kind in or about the Premises, or the tract or areas adjacent thereto.

          (10) Lessee shall not commit any waste upon the premises nor create nuisance nor cause or permit objectionable odors to emanate or be dispelled from the Premises.

          (11) Lessee shall use, maintain and occupy the Premises and appurtenances thereto in clean, orderly, careful, safe, proper and lawful manner.

Note: Any changed or amended rules or regulations will not affect the quiet enjoyment or business purposes of the leased premises.